UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2011

Silver Bull Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

885 West Georgia Street, Suite 2200
Vancouver, B.C. V6C 3E8
604-687-5800
Telephone number, including
Area code

_________________
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On August 4, 2011 Silver Bull Resources, Inc. (the “Company”) entered into an Independent Contractor Agreement (the “Agreement”) with Jason Cunliffe, its newly appointed Vice President of Exploration.   Pursuant to the Agreement the Company will pay Mr. Cunliffe $700 per day for each day actually worked by Mr. Cunliffe.  The Agreement continues on a month-to-month basis and can be terminated by either party with thirty days advance notice.  If the Agreement is terminated by Mr. Cunliffe within thirty days of a change of control event (as defined in the agreement) Mr. Cunliffe is entitled to either: (i) his daily consulting rate for 120 days if the change of control event occurs less than 36 months from August 4, 2011; or (ii) his daily consulting rate for 240 days if the change of control event occurs more than 36 months from August 4, 2011. Mr. Cunliffe will also be entitled to an annual bonus of up to $20,000 if certain milestones regarding the Company’s Sierra Mojada project are achieved.  The Agreement also contains other standard provisions and imposes standard restrictive covenants on Mr. Cunliffe.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2011 Mr. Cunliffe was appointed as the Company’s Vice President of Exploration.  Mr. Cunliffe has served as a Company consultant since April 2011 in the role of Chief Geologist.  Through the date of his appointment as Vice President of Exploration the Company paid Mr. Cunliffe approximately $60,000 in consulting fees under the same compensatory arrangement as set forth in the Agreement.

Mr. Cunliffe (age 41) has over sixteen years of experience working for natural resource companies in South and Central America.  Prior to joining the Company Mr. Cunliffe served as the Exploration Manager of ECI Exploration & Mining, a company engaged in the exploration and development of gold, silver, and base metal ores. Mr. Cunliffe also served as the Exploration Manager South America for Underworld Resources Inc. from January 2008 through October 2008.    From January 2002 through November 2008 Mr. Cunliffe served in various capacities for Hochschild Mining plc, (a precious metals producer operating in the Americas with a primary focus on silver and gold) including as Exploration Manager South America and Exploration Manager Argentina and Chile.  From August 2000 until December 2001 Mr. Cunliffe served in senior geologist positions with IAMGOLD.  Mr. Cunliffe is a Professional Geologist and has a master's degree in Geology from Leicester University in the United Kingdom.

Upon his appointment as Vice President of Exploration Mr. Cunliffe entered into the Agreement and was also granted a stock option to acquire 400,000 shares of Company common stock pursuant to the Company’s 2010 Stock Option Plan.  The option is exercisable for a five year term.  One third of the option vested upon grant and the remaining two thirds vest on a pro rata basis on the first two anniversary dates of the date of grant.

There are no family relationships between Mr. Cunliffe and any other Company officers or directors.

Item 8.01 Other Events

On August 5, 2011 the Company issued a news release regarding the appointment of Mr. Cunliffe.  A copy of that news release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

10.1           Independent Contractor Agreement with Jason Cunliffe.

99.1           News Released Dated August 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Bull Resources, Inc.
(Registrant)

Date: August 10, 2011	/s/ Sean Fallis
Name: Sean Fallis
Title: Chief Financial Officer